NOVELSTEM INTERNATIONAL CORPORATION

OPERATIONAL FUNDING TERMS

This agreement replaces that agreement dated May 11, 2022 and executed on May 12, 2022 providing for up to $500,000 for operations.

Misters Jerry Wolasky and Jan Loeb agree, as of the date executed below, to fund up to $600,000 in the aggregate to Novelstem International Corporation ("Novelstem") to fund operations over the twenty (20) month period ended January 31, 2024.

The funding will be provided by Mr. Wolasky and Mr. Loeb in $100,000 increments to Novelstem as required to cover expenses from operations.

Outstanding amounts will accrue interest at 8% per annum.

This agreement matures the earlier of January 31, 2024 or twenty (20) months from the date of the first funded amount. All amounts advanced will be paid in full along with accrued interest at that time, unless Mr. Loeb and Mr. Wolasky agree in writing to extend the term.

The agreement may be paid prior to the due date without penalty.

Agreed to on this day, July 3, 2022

Jan H. Loeb

Jerry Wolasky